                                GLENBRIDGE MANOR
                            11513 VILLAGE BROOK DRIVE
                                CINCINNATI, OHIO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                             As of November 19, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         (AMERICAN APPRAISAL ASSOCIATES(R) LOGO)

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [[AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                DECEMBER 1, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  GLENBRIDGE MANOR
     11513 VILLAGE BROOK DRIVE
     CINCINNATI, HAMILTON COUNTY, OHIO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 290 units with a total of 327,120 square feet of rentable area. The improvements were rebuilt in 2003 as they were destroyed by a tornado previously. The improvements are situated on 32.179 acres. Overall, the improvements are in excellent condition. As of the date of this appraisal, the subject property is 80% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
GLENBRIDGE MANOR, CINCINNATI, OHIO

The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective November 19, 2003 is:

                                  ($27,500,000)

                                     Respectfully submitted,
                                     AMERICAN APPRAISAL ASSOCIATES, INC.

                                     /s/ Frank A. Fehribach
                                     -------------------------------------------
December 1, 2003                     Frank A. Fehribach, MAI
#053272                              Managing Principal, Real Estate Group
                                     Texas State Certified General Real Estate
                                     Appraiser, TX-1323954-G

Report By:
Shayne G. Hatch
Texas Appraiser Trainee, TX-1330454

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................    4
Introduction...............................................................   10
Area Analysis..............................................................   12
Market Analysis............................................................   15
Site Analysis..............................................................   17
Improvement Analysis.......................................................   17
Highest and Best Use ......................................................   18

                                    VALUATION

Valuation Procedure........................................................   19
Sales Comparison Approach..................................................   21
Income Capitalization Approach ............................................   25
Reconciliation and Conclusion..............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Glenbridge Manor
LOCATION:                         11513 Village Brook Drive
                                  Cincinnati, Ohio

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple

DATE OF VALUE:                    November 19, 2003
DATE OF REPORT:                   December 1, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                           32.179 acres, or 1,401,717 square feet
  Assessor Parcel No.:            620-0210-0110-00
  Floodplain:                     Community Panel No. 3902040025B (June 1,
                                  1982) Flood Zone A and C, an area inside the floodplain.
  Zoning:                         D and DD (Residence, Multiple Dwellings,
                                  Institutions)

BUILDING:
  No. of Units:                   290 Units
  Total NRA:                      327,120 Square Feet
  Average Unit Size:              1,128 Square Feet
  Apartment Density:              9.0 units per acre
  Year Built:                     2003

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
GLENBRIDGE MANOR, CINCINNATI, OHIO

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                               Square  ---------------------    Monthly        Annual
     Unit Type                  Feet    Per Unit     Per SF     Income         Income
-------------------            -----   ----------   --------  ----------     ----------
1Bdrm/1Ba-1A10/1B10               629  $      680   $   1.08  $   27,200     $  326,400
1Bdrm/1Ba-1C10                    776  $      725   $   0.93  $    7,250     $   87,000
1Bdrm/1Ba-1D10                    859  $      800   $   0.93  $   36,800     $  441,600
2Bdrm/2Ba-2A20                  1,049  $      950   $   0.91  $    9,500     $  114,000
2Bdrm/2Ba-2F20                  1,134  $      970   $   0.86  $   22,310     $  267,720
2Bdrm/2Ba-2B20                  1,151  $      900   $   0.78  $    4,500     $   54,000
2Bdrm/2Ba-2D20                  1,167  $      980   $   0.84  $   25,480     $  305,760
2Bdrm/2Ba-2E20                  1,219  $    1,075   $   0.88  $   19,350     $  232,200
2Bdrm/2Ba-2G20                  1,238  $    1,000   $   0.81  $    5,000     $   60,000
2Bdrm/2Ba-2H20                  1,266  $    1,130   $   0.89  $   20,340     $  244,080
2Bdrm/2.5Ba-2A25                1,385  $    1,180   $   0.85  $   12,980     $  155,760
3Bdrm/2Ba-3B20                  1,453  $    1,400   $   0.96  $   43,400     $  520,800
3Bdrm/2Ba-3A20                  1,487  $    1,300   $   0.87  $   22,100     $  265,200
3Bdrm/2Ba-3C20                  1,518  $    1,350   $   0.89  $   40,500     $  486,000
                                                              ----------     ----------
                                                      Total   $  296,710     $3,560,520
                                                              ==========     ==========

OCCUPANCY:                     80%
ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 1 Year
REMAINING ECONOMIC LIFE:       44 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                                    [PICTURE]

   EXTERIOR - APARTMENT BUILDING                EXTERIOR - APARTMENT BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    AREA MAP

                                      [MAP]

                                NEIGHBORHOOD MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
GLENBRIDGE MANOR, CINCINNATI, OHIO

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
GLENBRIDGE MANOR, CINCINNATI, OHIO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                   Amount            $/Unit
---------------------                             ------------------  --------------
Potential Rental Income                           $3,560,520          $12,278
Effective Gross Income                            $3,354,784          $11,568
Operating Expenses                                $1,214,151          $ 4,187           36.2% of EGI
Net Operating Income:                             $2,068,133          $ 7,131

Capitalization Rate                               7.50%
DIRECT CAPITALIZATION VALUE                       $27,300,000 *       $94,138 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
Stabilized Vacancy & Collection Loss:             7%
Lease-up / Stabilization Period                   12 months
Terminal Capitalization Rate                      8.75%
Discount Rate                                     10.00%
Selling Costs                                     2.00%
Growth Rates:
  Income                                          3.00%
  Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                        $27,200,000 *       $93,793 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE            $27,300,000         $94,138 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)              $34,439 to $93,373
  Range of Sales $/Unit (Adjusted)                $64,808 to $98,042
VALUE INDICATION - PRICE PER UNIT                 $27,600,000 *       $95,172 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              N/A
  Selected EGIM for Subject                       N/A
  Subject's Projected EGI                         N/A
EGIM ANALYSIS CONCLUSION                          N/A

NOI PER UNIT ANALYSIS CONCLUSION                  N/A

RECONCILED SALES COMPARISON VALUE                 $27,600,000         $95,172 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
GLENBRIDGE MANOR, CINCINNATI, OHIO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                  $27,600,000
  NOI Per Unit                                    N/A
  EGIM Multiplier                                 N/A
INDICATED VALUE BY SALES COMPARISON               $27,600,000         $95,172 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                   $27,300,000
  Discounted Cash Flow Method:                    $27,200,000
INDICATED VALUE BY THE INCOME APPROACH            $27,300,000         $94,138 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:              $27,500,000         $94,828 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 11513 Village Brook Drive, Cincinnati, Hamilton County, Ohio. Cincinnati identifies it as 620-0210-0110-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne G. Hatch on November 19, 2003. Frank A. Fehribach, MAI has not made a personal inspection of the subject property. Shayne G. Hatch performed the research, valuation analysis and wrote the report. Frank A. Fehribach, MAI reviewed the report and concurs with the value. Both, Frank A. Fehribach, MAI and Shayne G. Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of November 19, 2003. The date of the report is December 1, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 11
GLENBRIDGE MANOR, CINCINNATI, OHIO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:         6 to 12 months
  EXPOSURE PERIOD:          6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP 2 Village Brooke LLC. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
GLENBRIDGE MANOR, CINCINNATI, OHIO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Cincinnati, Ohio. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being commercial retail. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - North Lebanon Road
West   - Interstate 71 and East Kemper Road
South  - East Kemper Road
North  - Fields Ertel Road

MAJOR EMPLOYERS

Major employers in the subject's area include A&W Restaurants, Broadwing, Champion International Corp. Cinergy Corp. Convergys, FACS Group, Inc. Federated Department Store, Fifth Third Bank, General Cable, General Electric Aircraft, Kroger Company, Mead Westvaco Corp. Proctor & Gamble Company. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
GLENBRIDGE MANOR, CINCINNATI, OHIO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                                -------------------------------------------
          CATEGORY             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
---------------------------    ------------    ------------    ------------     ----------
POPULATION TRENDS
Current Population                   6,758          48,564         158,731       1,664,158
5-Year Population                    6,760          47,563         158,567       1,714,553
% Change CY-5Y                         0.0%           -2.1%           -0.1%            3.0%
Annual Change CY-5Y                    0.0%           -0.4%            0.0%            0.6%

HOUSEHOLDS
Current Households                   3,029          19,873          64,254         657,789
5-Year Projected Households          3,116          19,956          65,809         690,743
% Change CY - 5Y                       2.9%            0.4%            2.4%            5.0%
Annual Change CY-5Y                    0.6%            0.1%            0.5%            1.0%

INCOME TRENDS
Median Household Income         $   37,817      $   48,885      $   52,908      $   44,599
Per Capita Income               $   23,662      $   25,143      $   25,855      $   24,315
Average Household Income        $   52,145      $   60,758      $   63,830      $   61,515

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                -------------------------------------------
         CATEGORY              1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS       MSA
--------------------------     ------------    ------------    ------------      -----
HOUSING TRENDS
% of Households Renting           50.13%          35.31%          33.08%         31.34%
5-Year Projected % Renting        51.73%          35.61%          33.52%         30.41%

% of Households Owning            45.08%          59.25%          61.49%         62.66%
5-Year Projected % Owning         43.62%          58.95%          61.19%         63.89%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 14
GLENBRIDGE MANOR, CINCINNATI, OHIO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Residential
South  - Commercial
East   - Residential/Commercial
West   - Residential/Commercial

CONCLUSIONS

The subject is well located within the city of Cincinnati. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                 MARKET ANALYSIS

The subject property is located in the city of Cincinnati in Hamilton County. The overall pace of development in the subject's market is more or less decreasing. The subject represents the newest apartment complex within the neighborhood. Five apartment developments have been constructed within the last three years, including the subject, for a total of approximately 1,750 units. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

     Period                    Region      Submarket
-----------------              ------      ---------
      1998                        -           4.7%
      1999                        -           2.9%
      2000                        -           4.3%
      2001                        -           7.3%
      2002                        -           8.4%
1st Quarter 20003               9.2%         10.5%
2nd Quarter 20003               8.8%          9.2%
3rd Quarter 20003               9.5%         10.2%

Source: REIS

Occupancy trends in the subject's market are a decreasing. Historically speaking, the subject's submarket has underperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

     Period                    Region      % Change   Submarket   % Change
-----------------              ------      --------   ---------   --------
      1998                      N/A          N/A        $ 712         -
      1999                      N/A          N/A        $ 727       2.1%
      2000                      N/A          N/A        $ 745       2.5%
      2001                      N/A          N/A        $ 780       4.7%
      2002                      N/A          N/A        $ 798       2.3%
1st Quarter 20003               N/A          N/A        $ 785      -1.6%
2nd Quarter 20003               N/A          N/A        $ 795       1.3%
3rd Quarter 20003               N/A          N/A        $ 777      -2.3%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 16
GLENBRIDGE MANOR, CINCINNATI, OHIO

                             COMPETITIVE PROPERTIES

  No.             Property Name          Units   Ocpy.   Year Built   Proximity to subject
-------  -----------------------------   -----   -----   ----------   --------------------
  R-1    Nantucket                        394     88%       2002           0.5 Miles
  R-2    Bishops Gate                     248     85%       2000           0.5 Miles
  R-3    Twin Fountains                   320     75%       2000           1.5 Miles
  R-4    The Conservatory at Deerfield    498     83%       2001           1 Mile
Subject  Glenbridge Manor                 290     80%       2003

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
GLENBRIDGE MANOR, CINCINNATI, OHIO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

   Site Area                   32.179 acres, or 1,401,717 square feet
   Shape                       Irregular
   Topography                  Level to sloping
   Utilities                   All necessary utilities are available to the site
   Soil Conditions             Stable
   Easements Affecting Site    None other than typical utility easements
   Overall Site Appeal         Good
   Flood Zone:
      Community Panel          3902040025B, dated June 1, 1982
      Flood Zone               Zone A and C
   Zoning                      D and DD, the subject improvements represent a
                               legal conforming use of the site

REAL ESTATE TAXES

                              ASSESSED VALUE - 2003
                    ----------------------------------------     TAX RATE /   PROPERTY
  PARCEL NUMBER        LAND         BUILDING        TOTAL        MILL RATE      TAXES
----------------    ----------    -----------    -----------     ----------   --------
620-0210-0110-00    $2,699,600    $11,311,600    $14,011,200      0.00228     $ 31,956

IMPROVEMENT ANALYSIS

   Year Built                  2003
   Number of Units             290
   Net Rentable Area           327,120 Square Feet
   Construction:
      Foundation               Reinforced concrete slab
      Frame                    Reinforced brick or masonry
      Exterior Walls           Brick or masonry
      Roof                     Composition shingle over a wood truss structure
   Project Amenities           Amenities at the subject include a swimming pool,
                               spa/jacuzzi, gym room, playground, meeting hall,
                               business office, and secured parking.
   Unit Amenities              Individual unit amenities include a garage,
                               balcony, fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 18
GLENBRIDGE MANOR, CINCINNATI, OHIO

                               garbage disposal, and oven.

Unit Mix:

                                          Unit Area
     Unit Type          Number of Units   (Sq. Ft.)
-------------------     ---------------   ---------
1Bdrm/1Ba-1A10/1B10            40             629
1Bdrm/1Ba-1C10                 10             776
1Bdrm/1Ba-1D10                 46             859
2Bdrm/2Ba-2A20                 10           1,049
2Bdrm/2Ba-2F20                 23           1,134
2Bdrm/2Ba-2B20                  5           1,151
2Bdrm/2Ba-2D20                 26           1,167
2Bdrm/2Ba-2E20                 18           1,219
2Bdrm/2Ba-2G20                  5           1,238
2Bdrm/2Ba-2H20                 18           1,266
2Bdrm/2.5Ba-2A25               11           1,385
3Bdrm/2Ba-3B20                 31           1,453
3Bdrm/2Ba-3A20                 17           1,487
3Bdrm/2Ba-3C20                 30           1,518

Overall Condition                    Excellent
Effective Age                        1 years
Economic Life                        45 years
Remaining Economic Life              44 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 2003 and consist of a 290-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
GLENBRIDGE MANOR, CINCINNATI, OHIO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 20
GLENBRIDGE MANOR, CINCINNATI, OHIO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
GLENBRIDGE MANOR, CINCINNATI, OHIO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
GLENBRIDGE MANOR, CINCINNATI, OHIO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                     COMPARABLE                COMPARABLE
            DESCRIPTION                     SUBJECT                    I - 1                     I - 2
            -----------                     -------                  ----------                ----------
  Property Name                   Glenbridge Manor            Cambridge Park             Magnolia Pointe

LOCATION:
  Address                         11513 Village Brook Drive   1088 E Crescentville Road  484 Old State Route 74

  City, State                     Cincinnati, Ohio            West Chester, Ohio         Cincinnati, Ohio
  County                          Hamilton                    Butler County              Clermont
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          327,120                     166,440                    129,360
  Year Built                      2003                        1973                       1972
  Number of Units                 290                         196                        108
  Unit Mix:                               Type         Total     Type            Total     Type                 Total
                                  1Bdrm/1Ba -1A10/1B10  40    1 Bedroom            68    Studio                   3
                                  1Bdrm/1Ba -1C10       10    2 Bedroom           104    1 Bedroom               18
                                  1Bdrm/1Ba -1D10       46    3 Bedroom            24    2 Bedroom               84
                                  2Bdrm/2Ba -2A20       10                               3 Bedroom                3
                                  2Bdrm/2Ba -2F20       23
                                  2Bdrm/2Ba -2B20        5
                                  2Bdrm/2Ba -2D20       26
                                  2Bdrm/2Ba -2E20       18
                                  2Bdrm/2Ba -2G20        5
                                  2Bdrm/2Ba -2H20       18
                                  2Bdrm/2.5Ba-2A25      11
                                  3Bdrm/2Ba-3B20        31
                                  3Bdrm/2Ba-3A20        17
                                  3Bdrm/2Ba-3C20        30

  Average Unit Size (SF)          1,128                       849                        1,198
  Land Area (Acre)                32.1790                     13.8900                    6.6800
  Density (Units/Acre)            9.0                         14.1                       16.2
  Parking Ratio (Spaces/Unit)     1.75                        2.04                       1.85
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered        None                       None
CONDITION:                        Good                        Average                    Average
APPEAL:                           Good                        Fair                       Fair
AMENITIES:
  Pool/Spa                        Yes/Yes                     Yes/No                     Yes/No
  Gym Room                        Yes                         No                         No
  Laundry Room                    No                          Yes                        Yes
  Secured Parking                 Yes                         No                         No
  Sport Courts                    Yes                         No                         No

OCCUPANCY:                        80%                         95%                        95%
TRANSACTION DATA:
  Sale Date                                                   August, 2002               August, 2002
  Sale Price ($)                                              $6,750,000                 $3,850,000
  Grantor                                                     C-K Cambridge Park (LLC)   RL Magnolia (Ltd)

  Grantee                                                     Cambridge Park Apartments  N/A
                                                              Associate (LLC)
  Sale Documentation                                          Bk 6899 Pg 1046            Bk 1497 Pg 2449
  Verification                                                No Contact Information     Investment Property Advisors
  Telephone Number                                                                       513-241-9800
ESTIMATED PRO-FORMA:                                           Total $    $/Unit  $/SF   Total $    $/Unit    $/SF
  Potential Gross Income                                      $1,421,664  $7,253  $8.54   $0          $0      $0.00
  Vacancy/Credit Loss                                         $   71,083  $  363  $0.43   $0          $0      $0.00
  Effective Gross Income                                      $1,350,581  $6,891  $8.11   $0          $0      $0.00
  Operating Expenses                                          $  556,464  $2,839  $3.34   $0          $0      $0.00
  Net Operating Income                                        $  794,117  $4,052  $4.77   $0          $0      $0.00
NOTES:

  PRICE PER UNIT                                                       $34,439                       $35,648
  PRICE PER SQUARE FOOT                                                $ 40.56                       $ 29.76
  EXPENSE RATIO                                                           41.2%                        N/A
  EGIM                                                                    5.00                         N/A
  OVERALL CAP RATE                                                       11.76%                        N/A
  Cap Rate based on Pro Forma or Actual Income?                       ACTUAL                       ACTUAL

                                          COMPARABLE                  COMPARABLE                  COMPARABLE
            DESCRIPTION                     I - 3                       I - 4                       I - 5
            -----------                   ----------                  ----------                  ----------
  Property Name                   Grandview Summit            Conservatory at Deerfield    Mayfair of Montgomery

LOCATION:
  Address                         651 Napa Valley Lane        8502 Sugar Maple Drive       10555 Montgomery Road

  City, State                     Crestview Hill, Kentucky    Mason, Ohio                  Cincinnati, Ohio
  County                          Kenton                      Warren                       Hamilton
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A                         N/A                          184,600
  Year Built                      1997                        2001                         1989
  Number of Units                 192                         498                          93
  Unit Mix:                          Type            Total       Type            Total      Type             Total
                                  2 Bedroom           N/A                                   N/A
                                  3 Bedroom           N/A

  Average Unit Size (SF)          N/A                         N/A                          1,985
  Land Area (Acre)                27.6500                     36.6272                      14.9500
  Density (Units/Acre)            6.9                         13.6                         6.2
  Parking Ratio (Spaces/Unit)     0.00                        0.00                         1.72
  Parking Type (Gr., Cov., etc.)  0                           Garage, Uncovered            Garage
CONDITION:                        Good                        Good                         Good
APPEAL:                           Good                        Good                         Good
AMENITIES:
  Pool/Spa                        Yes/No                      Yes/No                       Yes/No
  Gym Room                        Yes                         Yes                          Yes
  Laundry Room                    No                          Yes                          No
  Secured Parking                 Yes                         No                           Yes
  Sport Courts                    No                          Yes                          No

OCCUPANCY:                        N/A                         N/A                          N/A
TRANSACTION DATA:
  Sale Date                       June, 2001                  October, 2001                March, 2001
  Sale Price ($)                  $14,423,700                 $46,500,000                  $8,512,795
  Grantor                         Summit Properties Partners  Summit Properties Partners   TIAA-CREF

  Grantee                         Realty Associates Fund VL   Metropolitan Life Insurance  Wolf Investment Group II
                                                                                           (LLC)
  Sale Documentation              Bk 338 Pg 324                                            N/A
  Verification                    Kenton County               Warren County                Wolf Investment Group
  Telephone Number                                                                         5139850033
ESTIMATED PRO-FORMA:              Total $     $/Unit   $/SF   Total $    $/Unit     $/SF   Total $   $/Unit   $/SF
  Potential Gross Income            $0          $0              $0         $0                $0        $0     $0.00
  Vacancy/Credit Loss               $0          $0              $0         $0                $0        $0     $0.00
  Effective Gross Income            $0          $0              $0         $0                $0        $0     $0.00
  Operating Expenses                $0          $0              $0         $0                $0        $0     $0.00
  Net Operating Income              $0          $0              $0         $0                $0        $0     $0.00
NOTES:

  PRICE PER UNIT                             $75,123                     $93,373                    $91,535
  PRICE PER SQUARE FOOT                        N/A                         N/A                      $ 46.11
  EXPENSE RATIO                                N/A                         N/A                        N/A
  EGIM                                         N/A                         N/A                        N/A
  OVERALL CAP RATE                             N/A                         N/A                        N/A
  Cap Rate based on Pro Forma or Actual
  Income?                                  ACTUAL                          N/A                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
GLENBRIDGE MANOR, CINCINNATI, OHIO

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,439 to $93,373 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $64,808 to $98,042 per unit with a mean or average adjusted price of $83,758 per unit. The median adjusted price is $86,501 per unit. Sales 3 and 4 are considered the most comparable properties and given the most consideration. Based on the following analysis, we have concluded to a value of $96,000 per unit, which results in an "as is" value of $27,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
GLENBRIDGE MANOR, CINCINNATI, OHIO

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                COMPARABLE
            DESCRIPTION                       SUBJECT                    I - 1                     I - 2
            -----------                       -------                  ----------                ----------
  Property Name                      Glenbridge Manor           Cambridge Park             Magnolia Pointe

  Address                            11513 Village Brook Drive  1088 E Crescentville Road  484 Old State Route 74

  City                               Cincinnati, Ohio           West Chester, Ohio         Cincinnati, Ohio
  Sale Date                                                     August, 2002               August, 2002
  Sale Price ($)                                                $6,750,000                 $3,850,000
  Net Rentable Area (SF)             327,120                    166,440                    129,360
  Number of Units                    290                        196                        108
  Price Per Unit                                                $34,439                    $35,648
  Year Built                         2003                       1973                       1972
  Land Area (Acre)                   32.1790                    13.8900                    6.6800
VALUE ADJUSTMENTS                           DESCRIPTION            DESCRIPTION      ADJ.      DESCRIPTION    ADJ.
  Property Rights Conveyed           Fee Simple Estate          Fee Simple Estate     0%   Fee Simple Estate  0%
  Financing                          Cash To Seller             Cash To Seller        0%   Cash To Seller     0%
  Conditions of Sale                 Arm's Length               Arm's Length          0%   Arm's Length       0%
  Date of Sale (Time)                11-2003                    08-2002               1%   08-2002            1%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $34,783                  $36,005
  Location                           Suburban                   Inferior             30%   Inferior          30%
  Number of Units                    290                        196                   0%   108               -5%
  Quality / Appeal                   Very Good                  Inferior             15%   Inferior          15%
  Age / Condition                    2003                       1973 / Average       30%   1972 / Average    30%
  Occupancy at Sale                  80%                        95%                  -5%   95%               -5%
  Amenities                          Good                       Inferior             15%   Inferior          15%
  Average Unit Size (SF)             1,128                      849                  30%   1,198              0%
PHYSICAL ADJUSTMENT                                                                 115%                     80%
FINAL ADJUSTED VALUE ($/UNIT)                                            $74,784                  $64,808

                                            COMPARABLE                COMPARABLE                COMPARABLE
            DESCRIPTION                       I - 3                     I - 4                     I - 5
            -----------                     ----------                ----------                ----------
  Property Name                      Grandview Summit          Conservatory at Deerfield  Mayfair of Montgomery

  Address                            651 Napa Valley Lane      8502 Sugar Maple Drive     10555 Montgomery Road

  City                               Crestview Hill, Kentucky  Mason, Ohio                Cincinnati, Ohio
  Sale Date                          June, 2001                October, 2001              March, 2001
  Sale Price ($)                     $14,423,700               $46,500,000                $8,512,795
  Net Rentable Area (SF)                                                                  184,600
  Number of Units                    192                       498                        93
  Price Per Unit                     $75,123                   $93,373                    $91,535
  Year Built                         1997                      2001                       1989
  Land Area (Acre)                   27.6500                   36.6272                    14.9500
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.     DESCRIPTION       ADJ.  DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate     0%   Fee Simple Estate  0%
  Financing                          Cash To Seller       0%   Cash To Seller        0%   Cash To Seller     0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length          0%   Arm's Length       0%
  Date of Sale (Time)                06-2001              5%   10-2001               5%   03-2001            5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $78,880                   $98,042                   $96,112
  Location                           Inferior            20%   Comparable            0%   Comparable         0%
  Number of Units                    192                  0%   498                   0%   93                 0%
  Quality / Appeal                   Comparable           0%   Comparable            0%   Comparable         0%
  Age / Condition                    1997 / Good          0%   2001 / Good           0%   1989 / Good       15%
  Occupancy at Sale                  N/A                  0%   N/A                   0%   N/A                0%
  Amenities                          Comparable           0%   Comparable            0%   Comparable         0%
  Average Unit Size (SF)             Comparable           0%   Comparable            0%   1,985            -25%
PHYSICAL ADJUSTMENT                                      20%                         0%                    -10%
FINAL ADJUSTED VALUE ($/UNIT)                $94,656                   $98,042                   $86,501

SUMMARY

VALUE RANGE (PER UNIT)               $64,808       TO        $98,042
MEAN (PER UNIT)                      $83,758
MEDIAN (PER UNIT)                    $86,501
VALUE CONCLUSION (PER UNIT)          $96,000

VALUE OF IMPROVEMENT & MAIN SITE                    $27,840,000
  LESS: LEASE-UP COST                              -$   244,000
VALUE INDICATED BY SALES COMPARISON APPROACH        $27,596,000
ROUNDED                                             $27,600,000

NET OPERATING INCOME (NOI) ANALYSIS

Because of a lack of detailed financial information on the sale comparable's income and expenses an NOI analysis was not performed.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

Because of a lack of detailed financial information on the sale comparable's income and expenses an EGIM analysis was not performed.

SALES COMPARISON CONCLUSION

The valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $27,600,000.

Price Per Unit                       $27,600,000
NOI Per Unit                             N/A
EGIM Analysis                            N/A
Sales Comparison Conclusion          $27,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
GLENBRIDGE MANOR, CINCINNATI, OHIO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
GLENBRIDGE MANOR, CINCINNATI, OHIO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                  Average
                               Unit Area     ------------------
     Unit Type                 (Sq. Ft.)     Per Unit    Per SF     %Occupied
-------------------            ---------     --------    ------     ---------
1Bdrm/1Ba-1A10/1B10               629         $  635     $ 1.01      100.0%
1Bdrm/1Ba-1C10                    776         $  708     $ 0.91      100.0%
1Bdrm/1Ba-1D10                    859         $  747     $ 0.87       89.1%
2Bdrm/2Ba-2A20                   1049         $  922     $ 0.88       70.0%
2Bdrm/2Ba-2F20                   1134         $  957     $ 0.84       73.9%
2Bdrm/2Ba-2B20                   1151         $  747     $ 0.65       60.0%
2Bdrm/2Ba-2D20                   1167         $  940     $ 0.81       88.5%
2Bdrm/2Ba-2E20                   1219         $1,097     $ 0.90       94.4%
2Bdrm/2Ba-2G20                   1238         $  984     $ 0.79       40.0%
2Bdrm/2Ba-2H20                   1266         $1,123     $ 0.89       66.7%
2Bdrm/2.5Ba-2A25                 1385         $1,190     $ 0.86       45.5%
3Bdrm/2Ba-3B20                   1453         $1,359     $ 0.94       83.9%
3Bdrm/2Ba-3A20                   1487         $1,188     $ 0.80       41.2%
3Bdrm/2Ba-3C20                   1518         $1,314     $ 0.87       70.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                  RENT ANALYSIS

                                                                    COMPARABLE RENTS
                                                         -----------------------------------------
                                                           R-1        R-2        R-3       R-4
                                                         -----------------------------------------
                                                                                          The
                                                                    Bishops    Twin    Conserv. at
                                                         Nantucket   Gate    Fountains  Deerfield
                                                         -----------------------------------------
                                       SUBJECT  SUBJECT           COMPARISION TO SUBJECT
                         SUBJECT UNIT  ACTUAL   ASKING   -----------------------------------------
     DESCRIPTION             TYPE       RENT     RENT    Similar    Similar    Similar     Similar   MIN      MAX   MEDIAN  AVERAGE
-----------------------  ------------  -------  -------  -------    -------    -------     -------  ------  ------  ------  -------
Monthly Rent             1Bdrm/1Ba-    $   635  $   650  $   653    $   820    $   830     $   770  $  653  $  830  $  795  $   768
Unit Area (SF)           1A10/1B10         629      629      585        910        882         822     585     910     852      800
Monthly Rent Per Sq. Ft                $  1.01  $  1.03  $  1.12    $  0.90    $  0.94     $  0.94  $ 0.90  $ 1.12  $ 0.94  $  0.97

Monthly Rent             1Bdrm/1Ba-    $   708  $   710  $   723    $   820    $   830     $   815  $  723  $  830  $  818  $   797
Unit Area (SF)              1C10           776      776      687        910        882         934     687     934     896      853
Monthly Rent Per Sq. Ft                $  0.91  $  0.91  $  1.05    $  0.90    $  0.94     $  0.87  $ 0.87  $ 1.05  $ 0.92  $  0.94

Monthly Rent             1Bdrm/1Ba-    $   747  $   750  $   768    $   820    $   995     $   870  $  768  $  995  $  845  $   863
Unit Area (SF)              1D10           859      859      755        910      1,149       1,008     755   1,149     959      956
Monthly Rent Per Sq. Ft                $  0.87  $  0.87  $  1.02    $  0.90    $  0.87     $  0.86  $ 0.86  $ 1.02  $ 0.88  $  0.91

Monthly Rent             2Bdrm/2Ba-    $   922  $   920  $   948    $ 1,035    $ 1,090     $   885  $  885  $1,090  $  992  $   990
Unit Area (SF)              2A20         1,049    1,049    1,020      1,068      1,240       1,140   1,020   1,240   1,104    1,117
Monthly Rent Per Sq. Ft                $  0.88  $  0.88  $  0.93    $  0.97    $  0.88     $  0.78  $ 0.78  $ 0.97  $ 0.90  $  0.89

Monthly Rent             2Bdrm/2Ba-    $   957  $   960  $   948    $ 1,035    $ 1,090     $   885  $  885  $1,090  $  992  $   990
Unit Area (SF)              2F20         1,134    1,134    1,020      1,068      1,240       1,140  $1,020   1,240  $1,104    1,117
Monthly Rent Per Sq. Ft                $  0.84  $  0.85  $  0.93    $  0.97    $  0.88     $  0.78  $ 0.78  $ 0.97  $ 0.90  $  0.89

Monthly Rent             2Bdrm/2Ba-    $   747  $   750  $   948    $ 1,035    $ 1,090     $   885  $  885  $1,090  $  992  $   990
Unit Area (SF)              2B20         1,151    1,151    1,020    $ 1,068      1,240       1,140   1,020  $1,240   1,104    1,117
Monthly Rent Per Sq. Ft                $  0.65  $  0.65  $  0.93    $  0.97    $  0.88     $  0.78  $ 0.78  $ 0.97  $ 0.90  $  0.89

Monthly Rent             2Bdrm/2Ba-    $   940  $   950  $ 1,118    $ 1,035    $ 1,090     $   885  $  885  $1,118  $1,063  $ 1,032
Unit Area (SF)             2D20          1,167    1,167    1,159      1,068      1,240       1,140   1,068   1,240   1,150    1,152
Monthly Rent Per Sq. Ft                $  0.81  $  0.81  $  0.96    $  0.97    $  0.88     $  0.78  $ 0.78  $ 0.97  $ 0.92  $  0.90

Monthly Rent             2Bdrm/2Ba-    $ 1,097  $ 1,100  $ 1,118    $ 1,035    $ 1,090     $   938  $  938  $1,118  $1,063  $ 1,045
Unit Area (SF)              2E20         1,219    1,219    1,159      1,068      1,240       1,243   1,068   1,243   1,200    1,178
Monthly Rent Per Sq. Ft                $  0.90  $  0.90  $  0.96    $  0.97    $  0.88     $  0.75  $ 0.75  $ 0.97  $ 0.92  $  0.89

Monthly Rent             2Bdrm/2Ba-    $   984  $   990  $ 1,550    $ 1,105    $ 1,126     $   938  $  938  $1,550  $1,116  $ 1,180
Unit Area (SF)              2G20         1,238    1,238    1,407      1,245      1,550       1,243   1,243   1,550   1,326    1,361
Monthly Rent Per Sq. Ft                $  0.79  $  0.80  $  1.10    $  0.89    $  0.73     $  0.75  $ 0.73  $ 1.10  $ 0.82  $  0.87

Monthly Rent             2Bdrm/2Ba-    $ 1,123  $ 1,130  $ 1,550    $ 1,105    $ 1,126     $   938  $  938  $1,550  $1,116  $ 1,180
Unit Area (SF)             2H20          1,266    1,266    1,407      1,245      1,550       1,243   1,243   1,550   1,326    1,361
Monthly Rent Per Sq. Ft                $  0.89  $  0.89  $  1.10    $  0.89    $  0.73     $  0.75  $ 0.73  $ 1.10  $ 0.82  $  0.87

Monthly Rent             2Bdrm/2.5Ba-  $ 1,190  $ 1,200  $ 1,550    $ 1,105    $ 1,126     $   938  $  938  $1,550  $1,116  $ 1,180
Unit Area (SF)              2A25         1,385    1,385    1,407      1,245      1,550       1,243   1,243   1,550   1,326    1,361
Monthly Rent Per Sq. Ft                $  0.86  $  0.87  $  1.10    $  0.89    $  0.73     $  0.75  $ 0.73  $ 1.10  $ 0.82  $  0.87

Monthly Rent             3Bdrm/2Ba-    $ 1,359  $ 1,375  $ 1,665    $ 1,710    $ 1,294     $ 1,270  $1,270  $1,710  $1,480  $ 1,485
Unit Area (SF)              3B20         1,453    1,453    1,600      1,860      1,467       1,504   1,467   1,860   1,552    1,608
Monthly Rent Per Sq. Ft                $  0.94  $  0.95  $  1.04    $  0.92    $  0.88     $  0.84  $ 0.84  $ 1.04  $ 0.90  $  0.92

Monthly Rent             3Bdrm/2Ba-    $ 1,188  $ 1,190  $ 1,665    $ 1,710    $ 1,294     $ 1,270  $1,270  $1,710  $1,480  $ 1,485
Unit Area (SF)             3A20          1,487    1,487    1,600      1,860      1,467       1,504   1,467   1,860   1,552    1,608
Monthly Rent Per Sq. Ft                $  0.80  $  0.80  $  1.04    $  0.92    $  0.88     $  0.84  $ 0.84  $ 1.04  $ 0.90  $  0.92

Monthly Rent             3Bdrm/2Ba-    $ 1,314  $ 1,315  $ 1,665    $ 1,710    $ 1,294     $ 1,270  $1,270  $1,710  $1,480  $ 1,485
Unit Area (SF)              3C20         1,518    1,518    1,600      1,860      1,467       1,504   1,467   1,860   1,552    1,608
Monthly Rent Per Sq. Ft                $  0.87  $  0.87  $  1.04    $  0.92    $  0.88     $  0.84  $ 0.84  $ 1.04  $ 0.90  $  0.92

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
GLENBRIDGE MANOR, CINCINNATI, OHIO

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                      Unit Area  -------------------     Monthly     Annual
  Unit Type          Number of Units  (Sq. Ft.)   Per Unit    Per SF     Income      Income
-------------------  ---------------  ---------   --------    ------    --------   ----------
1Bdrm/1Ba-1A10/1B10        40             629      $  680     $ 1.08    $ 27,200   $  326,400
1Bdrm/1Ba-1C10             10             776      $  725     $ 0.93    $  7,250   $   87,000
1Bdrm/1Ba-1D10             46             859      $  800     $ 0.93    $ 36,800   $  441,600
2Bdrm/2Ba-2A20             10           1,049      $  950     $ 0.91    $  9,500   $  114,000
2Bdrm/2Ba-2F20             23           1,134      $  970     $ 0.86    $ 22,310   $  267,720
2Bdrm/2Ba-2B20              5           1,151      $  900     $ 0.78    $  4,500   $   54,000
2Bdrm/2Ba-2D20             26           1,167      $  980     $ 0.84    $ 25,480   $  305,760
2Bdrm/2Ba-2E20             18           1,219      $1,075     $ 0.88    $ 19,350   $  232,200
2Bdrm/2Ba-2G20             5            1,238      $1,000     $ 0.81    $  5,000   $   60,000
2Bdrm/2Ba-2H20             18           1,266      $1,130     $ 0.89    $ 20,340   $  244,080
2Bdrm/2.5Ba-2A25           11           1,385      $1,180     $ 0.85    $ 12,980   $  155,760
3Bdrm/2Ba-3B20             31           1,453      $1,400     $ 0.96    $ 43,400   $  520,800
3Bdrm/2Ba-3A20             17           1,487      $1,300     $ 0.87    $ 22,100   $  265,200
3Bdrm/2Ba-3C20             30           1,518      $1,350     $ 0.89    $ 40,500   $  486,000
                                                                        --------   ----------
                                                               Total    $296,710   $3,560,520
                                                                        ========   ==========

We have placed most of our consideration on the rent comparables in deriving our market rent estimates. The current actual rent rates and quoted rent rates reflect a lease up situation since the subject just opened.

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
GLENBRIDGE MANOR, CINCINNATI, OHIO

                    SUMMARY OF HISTORICAL INCOME & EXPENSES

                           ANNUALIZED       2003
                           ----------------------
                                   ACTUAL                    AAA PROJECTION
                           ----------------------   -------------------------------
      DESCRIPTION            TOTAL       PER UNIT     TOTAL      PER UNIT      %
      -----------          ----------    --------   ----------   --------    ------
Revenues
 Rental Income             $  904,260      $3,118   $3,560,520    $12,278    100.0%

 Vacancy                  ($  320,910)    -$1,107   $  213,631    $   737      6.0%
 Credit Loss/Concessions  ($   15,054)    -$   52   $   35,605    $   123      1.0%
                           ----------     -------   ----------    -------    -----
  Subtotal                ($  335,964)    -$1,158   $  249,236    $   859      7.0%

 Laundry Income            $        0      $    0   $        0                 0.0%
 Garage Revenue            $        0      $    0   $        0                 0.0%
 Other Misc. Revenue       $   19,965      $   69   $   43,500    $   150      1.2%
                           ----------     -------   ----------    -------    -----
  Subtotal Other Income    $   19,965      $   69   $   43,500    $   150      1.2%

                           ----------     -------   ----------    -------    -----
Effective Gross Income     $1,260,189      $4,345   $3,354,784    $11,568    100.0%

Operating Expenses
 Taxes                     $   18,381      $   63   $  628,337    $ 2,167     18.7%
 Insurance                 $   35,889      $  124   $   36,250    $   125      1.1%
 Utilities                 $   14,085      $   49   $  174,000    $   600      5.2%
 Repair & Maintenance      $    1,593      $    5   $   49,300    $   170      1.5%
 Cleaning                  $   78,033      $  269   $   14,500    $    50      0.4%
 Landscaping               $   11,571      $   40   $   11,600    $    40      0.3%
 Security                  $        0      $    0   $        0    $     0      0.0%
 Marketing & Leasing       $   19,404      $   67   $   19,720    $    68      0.6%
 General Administrative    $  179,673      $  620   $  179,800    $   620      5.4%
 Management                $   29,757      $  103   $  100,644    $   347      3.0%
 Miscellaneous             $        0      $    0   $        0    $     0      0.0%

                           ----------     -------   ----------    -------    -----
Total Operating Expenses   $  388,386      $1,339   $1,214,151    $ 4,187     36.2%

 Reserves                  $        0      $    0   $   72,500    $   250      2.2%

                           ----------     -------   ----------    -------    -----
Net Income                 $  871,803      $3,006   $2,068,133    $ 7,131     61.6%
                           ----------     -------   ----------    -------    -----

Please note that because the subject began operations in mid 2003 very limited income and expense data was available and this was during lease up. Additionally, no 2004 budget was available.

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
GLENBRIDGE MANOR, CINCINNATI, OHIO

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable. Rental rates in the first year of the cash flow are held flat to reflect a lease up period. After that they are grown at 6% in year 2, 4% in year 3 and 3% thereafter. Expenses are generally grown at 3% per year.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
GLENBRIDGE MANOR, CINCINNATI, OHIO

the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. Because of the limited financial data available only one overall rate from a sale comparable could be derived. As this was an older property this capitalization rate was not considered reliable. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                3rd QUARTER 2003
                            NATIONAL APARTMENT MARKET

                       CAPITALIZATION RATES
          ------------------------------------------------
               GOING-IN                     TERMINAL
          -------------------         --------------------
           LOW          HIGH           LOW           HIGH
          -----         -----         -----         ------
RANGE     5.50%         9.50%         6.00%         10.00%
AVERAGE          7.61%                       8.14%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
GLENBRIDGE MANOR, CINCINNATI, OHIO

also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.00% indicates a value of $27,200,000. In this instance, the reversion figure contributes approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
GLENBRIDGE MANOR, CINCINNATI, OHIO

DISCOUNTED CASH FLOW ANALYSIS

                                GLENBRIDGE MANOR

                  YEAR                   OCT-2004    OCT-2005    OCT-2006    OCT-2007    OCT-2008    OCT-2009    OCT-2010
               FISCAL YEAR                  1           2           3           4           5           6           7
               -----------               --------    --------    --------    --------    --------    --------    --------
REVENUE
    Base Rent                           $3,560,520  $3,560,520  $3,774,151  $3,925,117  $4,042,871  $4,164,157  $ 4,289,082

    Vacancy                             $  490,288  $  213,631  $  226,449  $  235,507  $  242,572  $  249,849  $   257,345
    Credit Loss                         $   35,605  $   35,605  $   37,742  $   39,251  $   40,429  $   41,642  $    42,891
    Concessions                         $        0  $        0  $        0  $        0  $        0  $        0  $         0
                                        -----------------------------------------------------------------------------------
      Subtotal                          $  525,893  $  249,236  $  264,191  $  274,758  $  283,001  $  291,491  $   300,236

    Laundry Income                      $        0  $        0  $        0  $        0  $        0  $        0  $         0
    Garage Revenue                      $        0  $        0  $        0  $        0  $        0  $        0  $         0
    Other Misc. Revenue                 $   43,500  $   43,500  $   46,110  $   47,954  $   49,393  $   50,875  $    52,401
                                        -----------------------------------------------------------------------------------
        Subtotal Other Income           $   43,500  $   43,500  $   46,110  $   47,954  $   49,393  $   50,875  $    52,401
                                        -----------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $3,078,127  $3,354,784  $3,556,071  $3,698,313  $3,809,263  $3,923,541  $ 4,041,247

OPERATING EXPENSES:

    Taxes                               $  628,337  $  647,187  $  666,603  $  686,601  $  707,199  $  728,415  $   750,267
    Insurance                           $   36,250  $   37,338  $   38,458  $   39,611  $   40,800  $   42,024  $    43,284
    Utilities                           $  174,000  $  179,220  $  184,597  $  190,134  $  195,839  $  201,714  $   207,765
    Repair & Maintenance                $   49,300  $   50,779  $   52,302  $   53,871  $   55,488  $   57,152  $    58,867
    Cleaning                            $   14,500  $   14,935  $   15,383  $   15,845  $   16,320  $   16,809  $    17,314
    Landscaping                         $   11,600  $   11,948  $   12,306  $   12,676  $   13,056  $   13,448  $    13,851
    Security                            $        0  $        0  $        0  $        0  $        0  $        0  $         0
    Marketing & Leasing                 $   19,720  $   20,312  $   20,921  $   21,549  $   22,195  $   22,861  $    23,547
    General Administrative              $  179,800  $  185,194  $  190,750  $  196,472  $  202,366  $  208,437  $   214,691
    Management                          $   92,344  $  100,644  $  106,682  $  110,949  $  114,278  $  117,706  $   121,237
    Miscellaneous                       $        0  $        0  $        0  $        0  $        0  $        0  $         0
                                        -----------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,205,851  $1,247,556  $1,288,002  $1,327,709  $1,367,540  $1,408,566  $ 1,450,823

    Reserves                            $   72,500  $   74,675  $   76,915  $   79,223  $   81,599  $   84,047  $    86,569
                                        -----------------------------------------------------------------------------------
NET OPERATING INCOME                    $1,799,776  $2,032,553  $2,191,154  $2,291,382  $2,360,124  $2,430,927  $2,503 ,855

    Operating Expense Ratio (% of EGI)        39.2%       37.2%       36.2%       35.9%       35.9%       35.9%        35.9%
    Operating Expense Per Unit          $    4,158  $    4,302  $    4,441  $    4,578  $    4,716  $    4,857  $     5,003

                  YEAR                   OCT-2011    OCT-2012    OCT-2013    OCT-2014
               FISCAL YEAR                  8           9           10          11
               -----------               --------    --------    --------    --------
REVENUE
    Base Rent                           $4,417,754  $4,550,287  $4,686,795  $4,827,399

    Vacancy                             $  265,065  $  273,017  $  281,208  $  289,644
    Credit Loss                         $   44,178  $   45,503  $   46,868  $   48,274
    Concessions                         $        0  $        0  $        0  $        0
                                        ----------------------------------------------
      Subtotal                          $  309,243  $  318,520  $  328,076  $  337,918

    Laundry Income                      $        0  $        0  $        0  $        0
    Garage Revenue                      $        0  $        0  $        0  $        0
    Other Misc. Revenue                 $   53,973  $   55,592  $   57,260  $   58,978
                                        ----------------------------------------------
        Subtotal Other Income           $   53,973  $   55,592  $   57,260  $   58,978
                                        ----------------------------------------------
EFFECTIVE GROSS INCOME                  $4,162,484  $4,287,359  $4,415,980  $4,548,459

OPERATING EXPENSES:

    Taxes                               $  772,775  $  795,959  $  819,837  $  844,432
    Insurance                           $   44,583  $   45,920  $   47,298  $   48,717
    Utilities                           $  213,998  $  220,418  $  227,031  $  233,841
    Repair & Maintenance                $   60,633  $   62,452  $   64,325  $   66,255
    Cleaning                            $   17,833  $   18,368  $   18,919  $   19,487
    Landscaping                         $   14,267  $   14,695  $   15,135  $   15,589
    Security                            $        0  $        0  $        0  $        0
    Marketing & Leasing                 $   24,253  $   24,981  $   25,730  $   26,502
    General Administrative              $  221,131  $  227,765  $  234,598  $  241,636
    Management                          $  124,875  $  128,621  $  132,479  $  136,454
    Miscellaneous                       $        0  $        0  $        0  $        0
                                        ----------------------------------------------
TOTAL OPERATING EXPENSES                $1,494,348  $1,539,178  $1,585,353  $1,632,914

    Reserves                            $   89,166  $   91,841  $   94,596  $   97,434
                                        ----------------------------------------------
NET OPERATING INCOME                    $2,578,971  $2,656,340  $2,736,030  $2,818,111

    Operating Expense Ratio (% of EGI)        35.9%       35.9%       35.9%       35.9%
    Operating Expense Per Unit          $    5,153  $    5,308  $    5,467  $    5,631

Estimated Stabilized NOI        $2,068,133      Sales Expense Rate      2.00%
Months to Stabilized                    12      Discount Rate          10.00%
Stabilized Occupancy                  94.0%     Terminal Cap Rate       8.75%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price     $32,206,983     Deferred Maintenance         $         0
  Less: Sales Expense         $   644,140     Add: Excess Land             $         0
                              -----------
Net Residual Sale Price       $31,562,844     Other Adjustments            $         0
                                                                           -----------
PV of Reversion               $12,168,843     Value Indicated By "DCF"     $27,190,855
Add: NPV of NOI               $15,022,012                         Rounded  $27,200,000
                              -----------
PV Total                      $27,190,855

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                             --------------------------------------------------------------------------
      TOTAL VALUE                9.50%          9.75%           10.00%          10.25%          10.50%
-------------------------------------------------------------------------------------------------------
                    8.25%    $28,909,397    $28,413,333     $27,928,360     $27,454,194     $26,990,559
                    8.50%    $28,512,105    $28,024,999     $27,548,762     $27,083,116     $26,627,791
TERMINAL CAP RATE   8.75%    $28,137,515    $27,658,855     $27,190,855     $26,733,242     $26,285,753
                    9.00%    $27,783,736    $27,313,052     $26,852,831     $26,402,806     $25,962,717
                    9.25%    $27,449,080    $26,985,941     $26,533,079     $26,090,231     $25,657,142

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
GLENBRIDGE MANOR, CINCINNATI, OHIO

INCOME LOSS DURING LEASE-UP

The subject is currently 80% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $244,000 as shown in the following table.

         DESCRIPTION                                 YEAR 1
         -----------                                 ------
"As Is" Net Operating Income                       $1,799,776
Stabilized Net Operating Income                    $2,068,133

                                                   ----------
Difference                                         $  268,357

PV of Income Loss During Lease-Up                  $  243,961

                                                   ----------
                               Rounded             $  244,000
                                                   ----------

CONCESSIONS

Concessions have historically not been utilized a the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                GLENBRIDGE MANOR

                                                 TOTAL      PER SQ. FT.    PER UNIT   %OF EGI
                                                 -----      -----------    --------   -------
REVENUE
 Base Rent                                    $ 3,560,520     $10.88       $12,278

 Less: Vacancy & Collection Loss     7.00%    $   249,236     $ 0.76       $   859

 Plus: Other Income
  Laundry Income                              $         0     $ 0.00       $     0      0.00%
  Garage Revenue                              $         0     $ 0.00       $     0      0.00%
  Other Misc. Revenue                         $    43,500     $ 0.13       $   150      1.30%
                                              -----------     ------       -------     -----
   Subtotal Other Income                      $    43,500     $ 0.13       $   150      1.30%

EFFECTIVE GROSS INCOME                        $ 3,354,784     $10.26       $11,568

OPERATING EXPENSES:
 Taxes                                        $   628,337     $ 1.92       $ 2,167     18.73%
 Insurance                                    $    36,250     $ 0.11       $   125      1.08%
 Utilities                                    $   174,000     $ 0.53       $   600      5.19%
 Repair & Maintenance                         $    49,300     $ 0.15       $   170      1.47%
 Cleaning                                     $    14,500     $ 0.04       $    50      0.43%
 Landscaping                                  $    11,600     $ 0.04       $    40      0.35%
 Security                                     $         0     $ 0.00       $     0      0.00%
 Marketing & Leasing                          $    19,720     $ 0.06       $    68      0.59%
 General Administrative                       $   179,800     $ 0.55       $   620      5.36%
 Management                          3.00%    $   100,644     $ 0.31       $   347      3.00%
 Miscellaneous                                $         0     $ 0.00       $     0      0.00%

TOTAL OPERATING EXPENSES                      $ 1,214,151     $ 3.71       $ 4,187     36.19%

 Reserves                                     $    72,500     $ 0.22       $   250      2.16%

                                              -----------     ------       -------     -----
NET OPERATING INCOME                          $ 2,068,133     $ 6.32       $ 7,131     61.65%
                                              -----------     ------       -------     -----

 "GOING IN" CAPITALIZATION RATE                      7.50%

 VALUE INDICATION                             $27,575,108     $84.30       $95,087

 LESS: LEASE-UP COST                         ($   244,000)

 "AS IS" VALUE INDICATION
  (DIRECT CAPITALIZATION APPROACH)            $27,331,108

                         ROUNDED              $27,300,000     $83.46       $94,138

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
GLENBRIDGE MANOR, CINCINNATI, OHIO


                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE       ROUNDED     $/UNIT    $/SF
--------     -----       -------     ------    ----
 6.75%    $30,395,009  $30,400,000  $104,828  $92.93
 7.00%    $29,300,758  $29,300,000  $101,034  $89.57
 7.25%    $28,281,974  $28,300,000  $ 97,586  $86.51
 7.50%    $27,331,108  $27,300,000  $ 94,138  $83.46
 7.75%    $26,441,588  $26,400,000  $ 91,034  $80.70
 8.00%    $25,607,664  $25,600,000  $ 88,276  $78.26
 8.25%    $24,824,280  $24,800,000  $ 85,517  $75.81

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $27,300,000.


CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

                Discounted Cash Flow Analysis     $27,200,000
                Direct Capitalization Method      $27,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $27,300,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
GLENBRIDGE MANOR, CINCINNATI, OHIO

                          RECONCILIATION AND CONCLUSION


This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                Not Utilized
Sales Comparison Approach    $ 27,600,000
Income Approach              $ 27,300,000
Reconciled Value             $ 27,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of November 19, 2003 the market value of the fee simple estate in the property is:

                                   $27,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GLENBRIDGE MANOR, CINCINNATI, OHIO

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                          [PICTURE]

[EXTERIOR - APARTMENT BUILDING]                  [EXTERIOR - APARTMENT BUILDING]

          [PICTURE]                                          [PICTURE]

[EXTERIOR - APARTMENT BUILDING]                  [EXTERIOR - APARTMENT BUILDING]

          [PICTURE]                                          [PICTURE]

   [INTERIOR - LIVING AREA]                            [INTERIOR - KITCHEN]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
GLENBRIDGE MANOR, CINCINNATI, OHIO

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                            [PICTURE]

     [INTERIOR - GARAGE]                              [INTERIOR - UTILITY ROOM]

          [PICTURE]                                            [PICTURE]

      [EXTERIOR - POOL]                              [INTERIOR - LEASING OFFICE]

         [PICTURE]                                            [PICTURE]

  [INTERIOR - LIVING AREA]                              [INTERIOR - HALF BATH]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GLENBRIDGE MANOR, CINCINNATI, OHIO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1               COMPARABLE I-2             COMPARABLE I-3

     CAMBRIDGE PARK               MAGNOLIA POINTE           GRANDVIEW SUMMIT
1088 E Crescentville Road     484 Old State Route 74      651 Napa Valley Lane
    West Chester, Ohio            Cincinnati, Ohio      Crestview Hill, Kentucky

           N/A                      [PICTURE]                   [PICTURE]

      COMPARABLE I-4             COMPARABLE I-5

CONSERVATORY AT DEERFIELD     MAYFAIR OF MONTGOMERY
 8502 Sugar Maple Drive       10555 Montgomery Road
       Mason, Ohio              Cincinnati, Ohio


        [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GLENBRIDGE MANOR, CINCINNATI, OHIO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                  COMPARABLE
          DESCRIPTION                                 SUBJECT                                        R - 1
--------------------------------   ---------------------------------------------    ---------------------------------------
  Property Name                    Glenbridge Manor                                 Nantucket
  Management Company               AIMCO
LOCATION:
  Address                          11513 Village Brook Drive                        3569 Nantucket Circle
  City, State                      Cincinnati, Ohio                                 Loveland, OH
  County                           Hamilton                                         Hamilton
  Proximity to Subject                                                              0.5 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           327,120                                          N/A
  Year Built                       2003                                             2002
  Effective Age                    1                                                1
  Building Structure Type                                                           Siding/Shingle/Stone
  Parking Type (Gr., Cov., etc.)                                                    Garage/Uncovered
  Number of Units                  290                                              394


  Unit Mix:                                Type             Unit  Qty.  Mo. Rent        Type            Unit  Qty.    Mo.
                                    1 1Bdrm/1Ba-1A10/1B10     629   40    $  635     1 1Bdrm/1Ba          585       $  653
                                    2 1Bdrm/1Ba-1C10          776   10    $  708     2 1Bdrm/1Ba          687       $  723
                                    3 1Bdrm/1Ba-1D10          859   46    $  747     3 1Bdrm/1Ba          755       $  768
                                    4 2Bdrm/2Ba-2A20        1,049   10    $  922     4 2Bdrm/2Ba        1,020       $  948
                                    5 2Bdrm/2Ba-2F20        1,134   23    $  957     5 2Bdrm/2Ba        1,020       $  948
                                    6 2Bdrm/2Ba-2B20        1,151    5    $  747     6 2Bdrm/2Ba        1,020       $  948
                                    7 2Bdrm/2Ba-2D20        1,167   26    $  940     7 2Bdrm/2Ba        1,159       $1,118
                                    8 2Bdrm/2Ba-2E20        1,219   18    $1,097     8 2Bdrm/2Ba        1,159       $1,118
                                    9 2Bdrm/2Ba-2G20        1,238    5    $  984     9 2Bdrm/2Ba Twnhse 1,407       $1,550
                                   10 2Bdrm/2Ba-2H20        1,266   18    $1,123    10 2Bdrm/2Ba Twnhse 1,407       $1,550
                                   11 2Bdrm/2.5Ba-2A25      1,385   11    $1,190    11 2Bdrm/2Ba Twnhse 1,407       $1,550
                                   12 3Bdrm/2Ba-3B20        1,453   31    $1,359    12 3Bdrm/2Ba        1,600       $1,665
                                   13 3Bdrm/2Ba-3A20        1,487   17    $1,188    13 3Bdrm/2Ba        1,600       $1,665
                                   14 3Bdrm/2Ba-3C20        1,518   30    $1,314    14 3Bdrm/2Ba        1,600       $1,665

  Average Unit Size (SF)           1,128
  Unit Breakdown:                   Efficiency              2-Bedroom                Efficiency        2-Bedroom
                                    1-Bedroom               3-Bedroom                1-Bedroom         3-Bedroom
CONDITION:                         Very Good                                        Very Good
APPEAL:                            Very Good                                        Very Good
AMENITIES:

  Unit Amenities                   X Attach. Garage         X  Vaulted Ceiling        Attach. Garage   X Vaulted Ceiling
                                   X Balcony                X  W/D Connect.         X Balcony          X W/D Connect.
                                   X Fireplace                 Other                X Fireplace          Other
                                   X Cable TV Ready                                 X Cable TV Ready
  Project Amenities                X Swimming Pool                                  X Swimming Pool
                                   X Spa/Jacuzzi               Car Wash             X Spa/Jacuzzi        Car Wash
                                     Basketball Court          BBQ Equipment        X Basketball Court   BBQ Equipment
                                     Volleyball Court          Theater Room           Volleyball Court   Theater Room
                                     Sand Volley Ball       X  Meeting Hall           Sand Volley Ball   Meeting Hall
                                     Tennis Court           X  Secured Parking        Tennis Court     X Secured Parking
                                     Racquet Ball              Laundry Room           Racquet Ball     X Laundry Room
                                     Jogging Track          X  Business Office        Jogging Track    X Business Office
                                   X Gym Room                                       X Gym Room
                                   X Play Ground                                      Play Ground

OCCUPANCY:                         80%                                              88%
LEASING DATA:
  Available Leasing Terms                                                           15 to 24 mo.
  Concessions                                                                       2 months
  Pet Deposit                                                                       400
  Utilities Paid by Tenant:          Electric                  Natural Gas          X Electric         X Natural Gas
                                     Water                     Trash                X Water              Trash
  Confirmation                                                                      Julie
  Telephone Number                                                                  513 -697 -0100
NOTES:

  COMPARISON TO SUBJECT:                                                            Similar

                                                COMPARABLE                                    COMPARABLE
          DESCRIPTION                              R - 2                                        R - 3
--------------------------------   -------------------------------------   ------------------------------------------------
  Property Name                    Bishops Gate                            Twin Fountains
  Management Company
LOCATION:
  Address                          8075 Somerset Chase                     7402 Twin Fountains Boulevard
  City, State                      Cincinnati, OH                          Mason, OH
  County                           Hamilton                                Hamilton
  Proximity to Subject             0.5 Miles                               1.5 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           N/A                                     N/A
  Year Built                       2000                                    2000
  Effective Age                    3                                       3
  Building Structure Type          Siding/Brick                            Siding/Brick/Stone
  Parking Type (Gr., Cov., etc.)   Attached garage/Uncovered/Covered       Attached garage/Uncovered
  Number of Units                  248                                     320


  Unit Mix:                              Type      Unit   Qty.     Mo.         Type      Unit   Qty.    Mo.
                                    1 1Bdrm/1Ba      910         $  820     1 1Bdrm/1Ba    882        $  830
                                    2 1Bdrm/1Ba      910         $  820     2 1Bdrm/1Ba    882        $  830
                                    3 1Bdrm/1Ba      910         $  820     3 1Bdrm/1Ba  1,149        $  995
                                    4 2Bdrm/2Ba    1,068         $1,035     4 2Bdrm/2Ba  1,240        $1,090
                                    5 2Bdrm/2Ba    1,068         $1,035     5 2Bdrm/2Ba  1,240        $1,090
                                    6 2Bdrm/2Ba    1,068         $1,035     6 2Bdrm/2Ba  1,240        $1,090
                                    7 2Bdrm/2Ba    1,068         $1,035     7 2Bdrm/2Ba  1,240        $1,090
                                    8 2Bdrm/2Ba    1,068         $1,035     8 2Bdrm/2Ba  1,240        $1,090
                                    9 2Bdrm/2Ba    1,245         $1,105     9 2Bdrm/2Ba  1,550        $1,126
                                   10 2Bdrm/2Ba    1,245         $1,105    10 2Bdrm/2Ba  1,550        $1,126
                                   11 2Bdrm/2Ba    1,245         $1,105    11 2Bdrm/2Ba  1,550        $1,126
                                   12 3Bdrm/2.5Ba  1,860         $1,710    12 3Bdrm/2Ba  1,467        $1,294
                                   13 3Bdrm/2.5Ba  1,860         $1,710    13 3Bdrm/2Ba  1,467        $1,294
                                   14 3Bdrm/2.5Ba  1,860         $1,710    14 3Bdrm/2Ba  1,467        $1,294

  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency     2-Bedroom                Efficiency   2-Bedroom
                                    1-Bedroom      3-Bedroom                1-Bedroom    3-Bedroom
CONDITION:                         Very Good                               Very Good
APPEAL:                            Very Good                               Very Good
AMENITIES:

  Unit Amenities                    X Attach. Garage   X Vaulted Ceiling    X Attach. Garage   X  Vaulted Ceiling
                                    X Balcony          X W/D Connect.       X Balcony          X  W/D Connect.
                                    X Fireplace          Other              X Fireplace           Other
                                    X Cable TV Ready                        X Cable TV Ready
  Project Amenities                 X Swimming Pool                         X Swimming Pool
                                      Spa/Jacuzzi        Car Wash             Spa/Jacuzzi        Car Wash
                                      Basketball Court   BBQ Equipment        Basketball Court   BBQ Equipment
                                      Volleyball Court   Theater Room         Volleyball Court X Theater Room
                                      Sand Volley Ball X Meeting Hall       X Sand Volley Ball X Meeting Hall
                                    X Tennis Court     X Secured Parking      Tennis Court     X Secured Parking
                                      Racquet Ball       Laundry Room         Racquet Ball       Laundry Room
                                      Jogging Track    X Business Office      Jogging Track    X Business Office
                                    X Gym Room                              X Gym Room
                                      Play Ground                             Play Ground

OCCUPANCY:                         85%                                     75%
LEASING DATA:
  Available Leasing Terms          6 or 13 mo.                             6 to 13 mo.
  Concessions                      1 months                                2 months
  Pet Deposit                      None                                    N/A


  Utilities Paid by Tenant:         X Electric         X Natural Gas        X Electric         X Natural Gas
                                    X Water              Trash              X Water              Trash
  Confirmation                     Trista                                  Vicki
  Telephone Number                 513-489-3575                            513-754-0366
NOTES:

  COMPARISON TO SUBJECT:           Similar                                 Similar

                                                 COMPARABLE
          DESCRIPTION                               R - 4
-------------------------------    --------------------------------------
  Property Name                    The Conservatory at Deerfield
  Management Company               Lincoln Property
LOCATION:
  Address                          8502 Sugar Maple Drive
  City, State                      Mason, OH
  County                           Hamilton
  Proximity to Subject             1 Mile
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           N/A
  Year Built                       2001
  Effective Age                    2
  Building Structure Type          Wood/Stone
  Parking Type (Gr., Cov., etc.)   Attached garage/Detached garage/
  Number of Units                  498


  Unit Mix:                             Type         Unit   Qty.    Mo.
                                    1 1Bdrm/1Ba        822        $  770
                                    2 1Bdrm/1Ba        934        $  815
                                    3 1Bdrm/Den/1Ba  1,008        $  870
                                    4 2Bdrm/2Ba      1,140        $  885
                                    5 2Bdrm/2Ba      1,140        $  885
                                    6 2Bdrm/2Ba      1,140        $  885
                                    7 2Bdrm/2Ba      1,140        $  885
                                    8 2Bdrm/2Ba      1,243        $  938
                                    9 2Bdrm/2Ba      1,243        $  938
                                   10 2Bdrm/2Ba      1,243        $  938
                                   11 2Bdrm/2Ba      1,243        $  938
                                   12 3Bdrm/2Ba      1,504        $1,270
                                   13 3Bdrm/2Ba      1,504        $1,270
                                   14 3Bdrm/2Ba      1,504        $1,270


  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency       2-Bedroom
                                    1-Bedroom        3-Bedroom
CONDITION:                         Very Good
APPEAL:                            Very Good
AMENITIES:


  Unit Amenities                    X Attach. Garage   X Vaulted Ceiling
                                    X Balcony          X W/D Connect.
                                    X Fireplace          Other
                                    X Cable TV Ready
  Project Amenities                 X Swimming Pool
                                      Spa/Jacuzzi        Car Wash
                                      Basketball Court   BBQ Equipment
                                      Volleyball Court   Theater Room
                                      Sand Volley Ball X Meeting Hall
                                    X Tennis Court       Secured
                                      Racquet Ball     X Laundry Room
                                      Jogging Track    X Business Office
                                    X Gym Room
                                    X Play Ground

OCCUPANCY:                         83%
LEASING DATA:
  Available Leasing Terms          6 to 12 mo.
  Concessions                      2 months
  Pet Deposit                      N/A


  Utilities Paid by Tenant:         X Electric         X Natural Gas
                                    X Water              Trash
  Confirmation                     Maria
  Telephone Number                 513 -754-8781
NOTES:

  COMPARISON TO SUBJECT:           Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
GLENBRIDGE MANOR, CINCINNATI, OHIO

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1          COMPARABLE R-2             COMPARABLE R-3

          NANTUCKET              BISHOPS GATE              TWIN FOUNTAINS
  3569 Nantucket Circle       8075 Somerset Chase  7402 Twin Fountains Boulevard
        Loveland, OH            Cincinnati, OH                Mason, OH

         [PICTURE]                [PICTURE]                   [PICTURE]

        COMPARABLE R-4

THE CONSERVATORY AT DEERFIELD        N/A
   8502 Sugar Maple Drive
         Mason, OH

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GLENBRIDGE MANOR, CINCINNATI, OHIO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GLENBRIDGE MANOR, CINCINNATI, OHIO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
GLENBRIDGE MANOR, CINCINNATI, OHIO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne G. Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 /s/ Frank A. Fehribach
                                                 ----------------------
                                                 Frank A. Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                 Appraiser, TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GLENBRIDGE MANOR, CINCINNATI, OHIO

                                     FRANK A. FEHRIBACH, MAI
                              MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                 Class A office buildings; Class A multifamily complexes;
                 industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                 Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.


 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION        University of Texas - Arlington
                  Master of Science - Real Estate

                 University of Dallas
                  Master of Business Administration - Industrial
                 Management
                  Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
GLENBRIDGE MANOR, CINCINNATI, OHIO

STATE CERTIFICATIONS             State of Arizona, Certified General Real Estate Appraiser,
                                 #30828

                                 State of Arkansas, State Certified General Appraiser,
                                 #CG1387N

                                 State of Colorado, Certified General Appraiser,
                                 #CG40000445

                                 State of Georgia, Certified General Real Property Appraiser,
                                 #218487

                                 State of Michigan, Certified General Appraiser,
                                 #1201008081

                                 State of Texas, Real Estate Salesman License, #407158
                                 (Inactive)

                                 State of Texas, State Certified General Real Estate
                                 Appraiser,
                                 #TX-1323954-G


PROFESSIONAL                     Appraisal Institute, MAI Designated Member
 AFFILIATIONS                    Candidate Member of the CCIM Institute pursuing Certified
                                 Commercial Investment Member (CCIM) designation

 PUBLICATIONS                    "An Analysis of the Determinants of Industrial Property
                                 Valuation," Co-authored with Dr. Ronald C. Rutherford and
                                 Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                                 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
GLENBRIDGE MANOR, CINCINNATI, OHIO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
GLENBRIDGE MANOR, CINCINNATI, OHIO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.